ALLSTATE LIFE INSURANCE COMPANY
                                                           LOAN NO. 121-026

                       MODIFICATION OF MORTGAGE NOTE
                       -----------------------------

     THIS AGREEMENT (the "Modification") is entered into as of the 31st day of October, 1995, by and between HOLCOMB BRIDGE PARTNERS, L.P., a Georgia limited partnership ("Borrower"), and HARRIS TRUST AND SAVINGS BANK as Collateral Agent and Trustee under the Security and Trust Agreement dated as of September 1, 1993 (Northbrook Life Insurance Company, Secured Party and Beneficiary), ("Lender").

                                 RECITALS
                                 --------

     A. Borrower executed that certain Mortgage Note in the original principal amount of $6,700,000.00 dated as of October 5, 1990 (the "Note") in favor of Allstate Life Insurance Company ("Allstate"). The Note is secured by that certain Deed to Secure Debt, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing dated as of October 5, 1990 (the "Security Deed") encumbering certain real property located at 1575 Old Alabama Road and 1005 Holcomb Woods Parkway, in the City of Roswell, County of Fulton, State of Georgia. The Security Deed was recorded October 10, 1990 in Deed Book 13769, Page 239 in the Official Records of Fulton County. The Note is further secured by that certain Financing Statement on Form UCC-1 filed October 10, 1990 with the office of Fulton County Superior Court Clerk as File No. 746094 and the office of the Cobb County Superior Court Clerk as File No. 90-9641 (the "Financing Statement"), and certain representations, warranties, covenants and agreements of Borrower under that certain Borrower's Closing Certificate from Borrower to Allstate dated October 5, 1990 (the "Borrower's Certificate"). The Note, the Security Deed, the Financing Statement and the Borrower's Certificate are sometimes hereinafter collectively referred to as the "Original Loan Documents." All terms not otherwise defined herein shall have the meanings ascribed to them in the Deed to Secure Debt.

     B. In addition to the Loan Documents, Borrower, Borrower's general partners, individually, have executed and delivered to Allstate that certain Environmental Indemnity Agreement dated as of October 5, 1990 (the "Indemnity").

     C. On or about October 25, 1993 Allstate endorsed the Note and assigned the original Loan Documents to Lender.

     D. The original maturity date of the Note is November 1, 1995. The outstanding principal balance on the Note as of November 1, 1995 is scheduled to be $6,700,000.00 ("Outstanding Balance").

     E. Borrower has exercised its option to extend the maturity date of the Note pursuant to the terms and conditions of Paragraph 25 of the Note, and the provisions of the Loan Documents shall be modified to extend the term of the Note, modify the interest rate and make other certain modifications.

     F. Concurrently herewith Lender and Borrower have executed (i) a Modification to Deed to Secure Debt, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, (ii) a Reaffirmation of Environmental Indemnity Agreement, and (iii) a Reaffirmation of Master Lease. (The within Agreement together with the foregoing agreements collectively the "Modification Documents".)

     G. The Original Loan Documents, the Modification Documents and all other documents executed by Borrower concurrently with or after the execution of this Agreement shall be collectively referred to as the "Loan Documents."

     NOW THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. The maturity date of the Note is hereby extended to November 1, 2000 (the "Extended Maturity Date").

     2. Effective as of November 1, 1995, the first sentence of Section 1 of the Note is amended to read in its entirety as follows:

          1. Payment of Principal and Interest. FOR VALUE RECEIVED, HOLCOMB BRIDGE PARTNERS, L.P., a Georgia limited partnership ("Maker"), hereby promises to pay to the order of ALLSTATE LIFE INSURANCE COMPANY, an Illinois corporation, and any subsequent holder of this Note ("Holder" or "Holders") in the manner hereinafter provided, the principal amount of SIX MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($6,700,000.00) together with
          (i) interest on the outstanding principal balance from the date of the initial disbursement of all or a part of the principal of this Note ("Disbursement Date") to and including October 31, 1995 at the rate of ten percent (10%) per annum, and (ii) interest on the unpaid principal balance from and including November 1, 1995 until maturity at the rate of eight and 20/100 percent (8.20%) per annum (collectively, "Contract Rate") as follows:

               (a) on the Disbursement Date, interest only in advance, accruing from the Disbursement Date to the last day of October, 1990, both dates inclusive; and

               (b) interest only, in arrears, in the amount of FIFTY-FIVE THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100 DOLLARS ($55,833.33) on the first day of December, 1990 and on the first day of each month thereafter to and including November 1, 1995; and

               (c) in arrears, on the first day of December, 1995 and on the first day of each month thereafter until this Note matures, principal and interest in consecutive equal installments of FIFTY-TWO THOUSAND SIX HUNDRED TWO AND 49/100 ($52,602.49), which amount is calculated using an amortization period of twenty-five (25) years; and

               (d) on November 1, 2000, the entire unpaid principal and any interest accrued but remaining unpaid, and all other sums due under this Note.

     3.   Effective as of November 1, 1995, the first full paragraph of
Section 9 of the Note is amended to read in its entirety as follows:

          Prepayment. Maker shall be prohibited from prepaying the Note until October 1, 1998 (the "No-Prepayment Period"). Subsequent to the No-Prepayment Period, on any regular payment date, with sixty (60) days prior written notice to Holder specifying the date of the prepayment, Maker will have the privilege of prepaying the entire outstanding principal amount together with accrued but unpaid interest, any other sums secured by the Security Deed and the Related Agreements and the following percent premium on the principal balance (the "Prepayment Premium"): a two percent (2%) premium on the principal balance if the prepayment is made between October 1, 1998 and September 30, 1999 and a one percent (1%) premium on the principal balance if the prepayment is made between October 1, 1999 and August 1, 2000. No Prepayment Premium shall be due on the principal balance prepaid in the last sixty days of the loan term.

     4. Borrower and Lender agree that the option to extend the maturity of the Note described in paragraph 25 of the Note has been properly exercised and Borrower has no further rights or option to extend the maturity of the Note.

     5. All payment and performance obligations of the Borrower under the Loan Documents, the Indemnity and any other Related Agreements, as modified hereby, shall hereinafter sometimes be referred to as the "Obligations." Borrower hereby acknowledges by its execution hereof that as of the date of execution hereof the Obligations are unconditionally due and owing to Lender as provided in the Loan Documents and that Borrower has no actions, defenses, demands and/or claims or rights of set-off or deduction whatsoever against (a) Lender, (b) the indebtedness evidenced by the Note, and owed to the Lender, or (c) the Loan Documents. Furthermore, Borrower acknowledges that as of the date of execution hereof, Lender has in no way defaulted or performed, or failed to perform, any act or omission under the Note or the other Loan Documents or any other agreements between Borrower and Lender which would or could give rise to any action or actions, cause or causes of actions, suits, debts, sums of money, damages, claims, costs, expenses and/or demands whatsoever, in law or in equity or otherwise by Borrower against Lender.

     6. Except as expressly provided herein, nothing in this Modification shall alter or affect any provision, condition, or covenant in the Loan Documents, or affect or impair any rights, powers, or remedies thereunder. Borrower hereby reaffirms, for the benefit of Lender, all representations, warranties, covenants, and agreements in the Loan Documents, as modified hereby. All interests granted to Lender securing Borrower's obligations under the Loan Documents shall secure this Modification.

     7. All provisions contained in this Modification are severable and the invalidity or unenforceability of any provision shall not affect or impair the validity or enforceability of the remaining provisions and this Modification, all of the obligations set forth herein survive the recordation of this Modification.

     8. This Modification may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document. All of such counterparts shall be construed together and shall constitute one instrument. The singular form shall include the plural and vice versa.

     The parties have entered into this Modification as of the date hereinabove set forth.

                      BORROWER
                      --------

                      HOLCOMB BRIDGE PARTNERS, L.P.,
                      a Georgia limited partnership


                      By:/s/ John M. Barge
                         ---------------------------
                         John M. Barge, Partner


                      By:/s/ John H. Wagener
                         ---------------------------
                         John H. Wagener, Partner

                      LENDER
                      ------

                      HARRIS TRUST AND SAVINGS BANK as Collateral Agent and Trustee under the Security and Trust Agreement dated as of September 1, 1993 (Northbrook Life Insurance Company, Secured Party and Beneficiary)


                      By:  ALLSTATE LIFE INSURANCE
                             COMPANY


                      By:___________________________


                      By:___________________________


                      ITS AUTHORIZED SIGNATORIES